EXHIBIT 99.1

Press Release

July 18, 2012

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2012

LCNB Corp. (LCNB) today announced net income of $1,987,000 (total basic and diluted earnings per common share of $0.30 and $0.29, respectively) and $4,264,000 (total basic and diluted earnings per common share of $0.64 and $0.63, respectively) for the three and six months ended June 30, 2012, respectively.  This compares to net income from continuing operations of $2,023,000 (total basic and diluted earnings per common share of $0.30) and $3,501,000 (total basic and diluted earnings per common share of $0.52) for the same three and six-month periods in 2011.

Net income for the six months ended June 30, 2011 included income from discontinued operations of $793,000, which consisted of a gain recognized on the sale of LCNB’s insurance agency subsidiary, Dakin Insurance Agency, Inc., less certain related closing costs, taxes, and a curtailment expense recognized in LCNB’s nonqualified defined benefit retirement plan due to the sale.

Commenting on the financial results, LCNB CEO Steve Wilson said, “We are pleased to report strong earnings for the first half of 2012.  Net income from continuing operations for the first half 2012 is 21.8% greater than for the first half 2011.  Our return on average assets for the first half of 2012 was 1.07% and our return on average equity was 10.77%.  In addition total assets increased $40.0 million or 5.1% since the beginning of the year.  Our success allowed us to maintain a quarterly dividend to shareholders of $0.16 per share for the first two quarters of this year, which equates to a 50% payout ratio for the first half.”

Net loan charge-offs for the first six months of 2012 and 2011 totaled $285,000 and $420,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,321,000 or 0.72% of total loans at June 30, 2012, compared to $3,707,000 or 0.80% of total loans at December 31, 2011.  The decrease was primarily due to the transfer of a non-accrual commercial real estate loan to other real estate owned during the first quarter 2012.  Consequently, other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets increased from $1,642,000 at December 31, 2011 to $2,123,000 at June 30, 2012.

Net interest income for the three months and six months ended June 30, 2012 decreased $133,000 and $82,000, respectively, from the comparative periods in 2011.  The decreases for both periods were primarily due to decreases in the net interest margin, partially offset by increases in average interest-earning assets.

Non-interest income for the three-month period in 2012 was $80,000 less than the comparative period in 2011 primarily due to decreases in trust income, service charges and fees on deposit accounts, and gains from sales of investment securities.  These decreases were partially offset by an increase in net gains recognized from sales of mortgage loans.  Non-interest income for the six-month period in 2012 was $341,000 greater than the comparative period in 2011 primarily due to one-time fees recognized by the trust department during the first quarter 2012 and increases in gains from sales of investment securities and mortgage loans.  These increases were partially offset by a decrease in service charges and fees on deposit accounts.

Non-interest expense for the three months ended June 30, 2012 was $23,000 greater than the comparative period in 2011.  Non-interest expense for the six months ended June 30, 2012 was $314,000 less than the comparative period in 2011 primarily due to decreases in FDIC insurance premiums and other expenses.  The decrease in other expenses in 2012 reflects the absences of losses recognized during 2011 on a standby letter of credit and certain environmental remediation costs.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.